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[                                COMPANY CONTACT:     Vion Pharmaceuticals, Inc.
                                                          Howard B. Johnson, CFO
                                                            (203) 498-4210 phone

Vion Enters into Agreements for $11.3 Million Private Placement

NEW HAVEN, CT, September 9, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that the Company had entered into definitive agreements with institutional investors relating to a private placement of $11.3 million of securities.

The Company has agreed to sell 6,475,000 shares of common stock at $1.75 per share. Investors will also receive warrants to purchase 6,475,000 shares at $2.50 per share. Use of proceeds for the financing will be to fund ongoing operations.

Alan Kessman, Chief Executive Officer, said, "We are pleased that this $11.3 million financing will provide us with funding through 2004 based on current estimates. The focus of our efforts during this time period will continue to be the clinical development of Triapine'r' and VNP40101M and the preclinical development of second generation TAPET'r' vectors."

Rodman & Renshaw acted as the placement agent for the transaction.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to continue as a going concern, which is dependent on securing external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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